Execution Copy

OPTION AGREEMENT

THIS AGREEMENT is made this 23nd day of December, 2008

AMONG:

Tara Gold Resources Corp., a corporation incorporated under the laws of Nevada (“Tara Gold”)

Corporación Amermín S.A. de C.V., a corporation incorporated under the laws of Mexico (“Amermin”)

- and –

Coeur d’Alene Mines Corporation, a corporation incorporated under the laws of Idaho (“Coeur”)

Coeur Mexicana S.A. de C.V., a corporation incorporated under the laws of Mexico (“Coeur Mexicana”)

WHEREAS:

A.

Amermin’s holds the interest in the mining concessions described in Schedule A attached hereto (the “Concessions”).

B.

Tara Gold owns certain Data (defined herein) in connection with the Concessions.

C.

Pursuant to the binding letter of intent (the “LOI”) dated November 17, 2008 among Tara Gold, Amermin, Coeur and Coeur Mexicana (collectively, the “Parties” and each a “Party”), the Tara Parties (defined below) have agreed to grant an option to the Coeur Parties (defined below), to acquire a 100% interest in the Concessions from Amermin and all Data in Tara Gold’s possession and control.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1

Definitions.  In this Agreement,

“Allowable Deductions” means, to the extent incurred and borne by the Operator:

(a)

charges and costs, if any, for transportation of Product from the mine and mill to the places where Product are smelted, refined and/or sold;

(b)

charges, costs, including assaying and sampling costs, and all penalties, if any, incurred upon smelting and/or refining Product; and

(c)

charges and costs for insurance during transport and refining/smelting until final disposition,

provided however that Allowable Deductions shall not include the costs of mining, exploration, engineering, milling, leaching or any other on-site processing costs (other than smelting and refining costs) incurred by Coeur (and its affiliates).  If smelting or refining is carried out in facilities owned or controlled, in whole or in part, by Coeur (and its affiliates), then the Allowable Deductions shall be the amount that Coeur would have incurred if such smelting or refining were carried out at facilities not owned or controlled by Coeur then offering comparable services for comparable products on prevailing terms;

“Applicable Law” has the meaning ascribed thereto in Section 1.6;

“Business Day” means any day of the week other than a Saturday, Sunday or day on which banks in New York, New York are authorized or obligated by law to close or are generally closed;

“Closing Date” means December 22, 2008, or such other Business Day as the Parties agree in writing as the date that the grant of the Option will take place;

“Closing Time” means 11:00 am (Mountain Standard Time) on the Closing Date, or such other time on the Closing Date as the Parties agree in writing that the grant of the Option will take place;

“Coeur Parties” means, collectively, Coeur and Coeur Mexicana;

“Data” means all available information, including books and records, pertaining to operations carried out on the Concessions by any person, which include or relate to the following: (i) samples of all cores and cuttings obtained from test holes; (ii) copies of all maps, logs, geophysical and geochemical data and surveys and other information including interpretative data; (iii) copies of all assay and analysis reports and other test data; and (iv) all technical data reduced to writing;

“Disputing Party” has the meaning ascribed thereto in Section 9.2(a);

“Disputing Notice” has the meaning ascribed thereto in Section 9.2(a);

“Factura” has the meaning ascribed thereto in Section 4.2(c);

“Gross Revenues” in any calendar quarter means the amount of revenues actually received by Coeur (and its affiliates) during that calendar quarter from the sale of Product produced from the Concessions.  In the case of sales of Product to affiliates of Coeur, the revenues shall be determined by Coeur on an arm’s length and fair market value basis;

“Governmental Authority” means (i) any court, judicial body or arbitral body, (ii) any domestic or foreign government whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatever, (iii) any subdivision or authority of any of the foregoing, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, (v) any supranational or regional body such as the World Trade Organization, and (vi) any stock exchange;

“Included Assets” means:

(a)

all permanent buildings and electrical installations located on the Concessions, except for mill shed; and

(b)

all water supply equipment, the motor related to the water line, water pump, column and 4¨ water line to storage;

“including” means “including without limitation” and the term “including” shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“ISR” means Impuesto Sobre La Renta tax applied in Mexico;

“LOI” has the meaning scribed thereto in recital C of this Agreement;

“Market Price” means the average price per troy ounce of silver received by Coeur for the quarter preceding the payment of the subject NSR Royalty before Allowable Deductions or payment of the NSR Royalty;

“Net Smelter Return” for a calendar quarter means the amount determined in respect of Product produced from the Concessions by subtracting the Allowable Deductions for the calendar quarter from the Gross Revenues for the calendar quarter;

“NSR Royalty” means the royalty payable to Tara Gold as contemplated in section 5.1;

“Objection Notice” has the meaning ascribed thereto in Section 5.2(c);

“Operator” means Coeur or such other entity that may carry out mining operations on the Concessions and includes a successor to Coeur;

“Option” has the meaning ascribed thereto in Section 2.1(a);

“Option Period” means the period of time between the date of this Agreement and the exercise o the Option in full by the Coeur Parties;

“Optioned Assets” means, collectively, the Concessions and the Data in Tara Gold’s possession or control as at the Closing Date;

“Parties” means Tara Gold, Amermin, Coeur and Coeur Mexicana (collectively, the “Parties” and each a “Party”), and “Party” means any of them;

“Product” means any ores, concentrates, precipitates, cathodes, leach solutions or any other primary, intermediate or final products or any other mineral substance (whether argentiferous or not) obtained from substances mined and removed from the Concessions, including from the tailings;

“Production” means the sale or extraction of Product from the Concessions;

“Reconciliation Statement” has the meaning ascribed thereto in Section 5.2(b);

“Responding Party” has the meaning ascribed thereto in Section 9.2(b);

“Rules” has the meaning ascribed thereto in Section 9.1;

“Tara Parties” means, collectively, Tara Gold and Amermin;

“Trading Activities” means any and all price hedging and price protection activities undertaken by Coeur (or its affiliates) with respect to any products or currency exchanges including, without limitation, any forward sale and/or purchase contracts, spot-deferred contracts, option contracts, speculative purchases and sales of forward, futures and option contracts, both on and off commodity exchanges but excluding refining and smelting contracts; and

“VAT” means Impuesto al Valor Agregado tax applied in Mexico.

1.2

Statutes

Unless specified otherwise, reference in this Agreement to a statute or statutory provision refers to that statute or statutory provision as it may be amended, or to any restated or successor statute or statutory provision of comparable effect.  A reference to a statue includes any statutory instruments, rules and regulations made under such statute

1.3

Headings and References

The division of this Agreement into articles, sections, subsections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The article, section, subsection and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement.  All uses of the words “hereto”, “herein”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.  References to an Article, Section, Subsection or Schedule refer to the applicable article, section, subsection or schedule of this Agreement unless otherwise specifically provided.

1.4

Number and Gender

In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

1.5

Schedules

The following Schedules form part of this Agreement:

Schedule “A”	Concessions

1.6

Applicable Law

This Agreement will be governed by and construed under the laws of the state of New York of the United States of America without regard to conflicts of laws principles; provided, however, that the transfer and registration of the transfer of the Concessions and other matters directly pertaining to the Concessions shall be governed by the federal laws of Mexico applicable therein, including the Mexican mining law and its regulations (herein, “Applicable Law”).

1.7

Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to United States dollars.

1.8

Performance on Holidays

If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action will be valid if taken on or by the next Business Day.

1.9

Calculation of Time

In this Agreement, a period of days will be deemed to begin on the first day after the event which began the period and to end at 6:00 p.m. (Mountain Standard Time) on the last day of the period.  If, however, the last day of the period does not fall on a Business Day, the period will terminate at 6:00 p.m. (Mountain Standard Time) on the next Business Day.

ARTICLE 2
GRANT OF OPTION

2.1

Option to Purchase the Purchase Assets

(a)

In consideration of the sums payable pursuant to subsections 2.2(a)(i)(A) and 2.2(a)(ii)(A), the Tara Parties hereby grant to the Coeur Parties the exclusive right and option (the “Option”) to acquire a 100% interest in and to the Optioned Assets upon payment in full of the Exercise Price.

(b)

The Parties acknowledge and agree that all of the assets located on the Concessions, other than the Included Assets, shall remain the property of Amermin.  The Included Assets shall form part of the Concessions and shall be transferred to Coeur Mexicana upon due exercise of the Option by the Coeur Parties.  Within 9 months of the date of the Agreement, the Tara Parties shall have the option to remove all assets from the Concessions, except the Included Assets, in such manner as to avoid any damage to the property or any disruption of the operations to be conducted by Coeur on the Concessions.

2.2

Consideration

Total consideration (the “Exercise Price”) to exercise the Option shall be:

(a)

$3,000,000 (plus VAT where applicable), payable by the Coeur Parties as follows:

(i)

$1,500,000 to Tara Gold as follows:

(A)

$125,000 concurrent with the signing of this Agreement;

(B)

$250,000 six months from the date of this Agreement;

(C)

$500,000 on the first anniversary of the date of this Agreement; and

(D)

$625,000 on the second anniversary of the date of this Agreement, and

(ii)

$1,500,000 to Amermin, plus VAT, as follows:

(A)

$125,000 concurrent with the signing of this Agreement;

(B)

$250,000 six months from the date of this Agreement;

(C)

$500,000 on the first anniversary of the date of this Agreement; and

(D)

$625,000 on the second anniversary of the date of this Agreement.

2.3

Failure to Make Payments of the Exercise Price When Due

In the event that Coeur fails to make a payment pursuant to Sections 2.2(a)(i)(B)-(D) or Sections 2.2(a)(ii)(B)-(D) Tara Gold shall be entitled to:

(a)

terminate this Agreement pursuant to Section 8.2(b); or

(b)

provided that Production has commenced on the Concessions, demand payment of the Exercise Price in full from Coeur, in which case this Agreement shall continue in full force and effect.

2.4

Adjustment to Exercise Price

In the event that any fees or taxes required to keep the Concessions in good standing are owing in respect of the period on or prior to the Closing Date, Coeur Mexicana shall be entitled to pay any such outstanding fees and/or taxes (an “Outstanding Amount”) and, at Coeur Mexicana’s option and upon delivery of evidence of the payment of such Outstanding Amount to Amermin, either (i) deduct the amount of such Outstanding Amount from any payment due to Amermin under Section 2.2(a)(ii); or (ii) invoice Amermin for such Outstanding Amount, in which case Amermin shall pay the Outstanding Amount within 10 Business Days.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1

Representations and Warranties of Tara Gold and Amermin

Tara Gold and Amermin, jointly and severally, represents, warrants, covenants and agrees with and to the Coeur Parties that:

(a)

each of Tara Gold and Amermin is duly incorporated and organized and validly existing under the laws set forth apposite such Party’s name on the face page of this Agreement;

(b)

this Agreement has been duly authorized, executed and delivered by each of Tara Gold and Amermin and constitutes a valid and legally binding obligation of each of them, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally and subject to general principles of equity;

(c)

neither the execution nor delivery nor performance of this Agreement by either of each of Tara Gold and Amermin will, or with the lapse of time and/or the giving of any notice would, result in any breach, default or violation by such Party of any law or any other liability or obligation of such Party;

(d)

Amermin is the legal, registered and beneficial owner of the Concessions free and clear of all liens, charges, royalty interests or other encumbrances of any nature or kind whatsoever;

(e)

no person other than Coeur Mexicana has any agreement, option, right or privilege capable of becoming an agreement for the purchase of the Concessions or an interest therein; and

(f)

the mining claims that comprise the Concessions are in good standing.

3.2

Representations and Warranties of Coeur and Coeur Mexicana

Coeur and Coeur Mexicana, jointly and severally, represents, warrants, covenants and agrees with and to the Tara Parties that:

(a)

each of Coeur and Coeur Mexicana is duly incorporated and organized and validly existing under the laws set forth apposite such Party’s name on the face page of this Agreement;

(b)

this Agreement has been duly authorized, executed and delivered by each of Coeur and Coeur Mexicana and constitutes a valid and legally binding obligation of each of them,  enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally and subject to general principles of equity;

(c)

neither the execution nor delivery nor performance of this agreement by either of each of Coeur and Coeur Mexicana will, or with the lapse of time and/or the giving of any notice would, result in any breach, default or violation by such Party of any law or any other liability or obligation of such Party.

3.3

Survival of Representations, Warranties and Covenants

(a)

All representations and warranties made by the Parties in this Agreement shall survive the Closing as follows:

(i)

the representations and warranties set forth in Sections 3.1(a)-(d) and 3.2 of this Agreement shall survive the Closing and shall continue without time limit; and

(ii)

the representations and warranties set forth in Sections 3.1(e)-(f) of this Agreement shall survive the Closing for a period of 2 years from the Closing Date.

(b)

All of post-closing covenants contained Section 4.2 shall survive the Closing until performed or waived.

(c)

After expiry of the periods set forth above, the Parties will not have any further liability hereunder with respect to such representation and warranties except with respect to claims properly made within such period.

3.4

Joint and Several

For greater certainty all of the representations, warranties, covenants and agreements of the Tara Parties in Section 3.1, and Coeur Parties in Section 3.2, are joint and several and any claim under this Agreement can be enforced against either or both of the Amermin or Tara Gold in the sole discretion of the Coeur Parties and can be enforced against either or both of Coeur or Coeur Mexicana in the sole discretion of the Tara Parties.

ARTICLE 4
COVENANTS

4.1

Closing Documents

(a)

The Tara Parties shall deliver the closing documents set forth in section 6.2 to the Coeur Parties on the Closing Date.

(b)

The Coeur Parties shall deliver the closing documents set forth in section 6.3 to the Tara Parties on the Closing Date.

4.2

Post-Signing Covenants

(a)

During the Option Period and for so long as the NSR Royalty continues, the Coeur Parties shall:

(i)

promptly pay any and all fees and taxes which may be required to keep the Concessions in good standing;

(ii)

promptly pay the NSR Royalty in accordance with Article 5;

(iii)

comply with the terms of any agreements, instruments or rights under which title or rights to the Concessions are held such that such title or rights remain in good standing and with all applicable laws and regulations affecting the Concessions; and

(iv)

gather Data, maintain separate and distinct records of such Data and prepare an annual technical report in respect of the Concessions as though the Concession were a single operation, a copy of such technical report to be delivered to Tara Gold within 15 days following the receipt of same by Coeur or Coeur Mexicana, as applicable.

(b)

If the Option is terminated:

(i)

the Coeur Parties shall forthwith deliver all Data in their possession to Tara Gold;

(ii)

Coeur Mexicana shall have the option to remove all of the assets located on the Concessions (other than those which revert to Amermin and any Product located on the Concessions in respect of which the NSR Royalty has not been paid) in such manner as to avoid any damage to the property or any disruption of the operations to be conducted by Amermin on the Concessions; provided that any assets remaining on the Concessions on the date that is 90 days after the date on which the Concessions reverted to Amermin shall automatically become the property of Amermin without further notice or payment;

(iii)

from the time that the Option is terminated, Amermin shall pay any and all fees and taxes (payable after the date upon which the Concessions revert to Amermin) required to keep the Concessions in good standing; and

(iv)

thereafter, the effect of termination of the Option on the obligations of the Parties hereto shall be governed by Section 8.3.

(c)

Amermin shall deliver to Coeur Mexicana a Mexican tax invoice (“Factura”) in respect of payment made pursuant to Sections 2.2(a)(ii)(B)-(D) promptly upon receipt of such payments.

4.3

Covenants Upon Payment In Full of the Exercise Price

(a)

Upon payment in full of the Exercise Price, Amermin and Coeur Mexicana shall enter into an agreement whereby Amermin shall convey to the Coeur Mexicana all of its right, title and interest in the Concessions.

(b)

Coeur Mexicana shall file the transfer agreement with the Mining Public Registry in Mexico within 10 Business Days after the signing of the transfer agreement pursuant to Section 4.3(a).

(c)

Amermin shall promptly obtain consent to the assignment of the surface lease agreement between Amermin and Comisariado Ejidal de Guazapares to Coeur Mexicana.

4.4

Spanish Translations

If required by either the Coeur Parties or the Tara Parties, the Parties agree that this Agreement and any document delivered pursuant to this Agreement, if applicable, shall be translated into the Spanish language and each Party hereby agrees to execute such Spanish version.  The cost of the translation service shall be split equally by the parties.  In the event of any discrepancy between the Spanish version and the English version of this Agreement, the English version shall prevail.

ARTICLE 5
NET SMELTER RETURN

5.1

NSR Royalty

(a)

Coeur hereby grants to Tara Gold an NSR Royalty on all future sales of Product from the Concessions, whether such sales occur during the Option Period or after exercise of the Option by the Coeur Parties, to be paid to Tara Gold on a quarterly basis and to be calculated by multiplying the Net Smelter Return for such calendar quarter:

(i)

two percent (2%) when the Market Price for the quarter is $10/ounce or less;

(ii)

three percent (3%) when the Market Price for the quarter is greater than $10/ounce and less than $15/ounce; and

(iii)

four percent (4%) when the Market Price for the quarter is $15/ounce or greater.

(b)

The NSR Royalty shall be perpetual, it being the intent of the Parties hereto that, to the extent allowed by law, the NSR Royalty shall constitute a vested interest in and a covenant running with the land affecting the Concessions.

(c)

In order to secure payment from time to time and to protect Tara Gold’s right to receive the NSR Royalty payable under the Agreement, the Parties shall register the NSR Royalty interest against title to Concessions in the Mining Public Registry in Mexico. The Parties agree that an appropriate clause to this effect will be included in the transfer agreement to be entered into between Amermin and Coeur Mexicana pursuant to Section 4.3(a).

(d)

As security for the NSR Royalty payments, Coeur hereby grants to Tara Gold a security interest in all proceeds received by them, directly or indirectly, relating to the Concessions and, upon request by Tara Gold and to the extent permitted by applicable law, will cause any affiliate that has any right, title or interest in and to the Concessions to guarantee Coeur’s obligations under this Agreement and each of Coeur and its affiliates will grant to Tara Gold a security interest in all of Coeur’s and such affiliate’s right, title and interest in and to the Concessions.

(e)

The Parties agree that the NSR Royalty shall survive any subsequent sale or transfer of the Concessions or of Coeur or any affiliates of Coeur which hold an interest in the Concessions.  Coeur agrees that it will cause any person who acquires an interest in the Concessions or Coeur or any of its affiliates which hold an interest in the Concessions to acknowledge the NSR Royalty in writing to Tara Gold and to covenant in writing to Tara Gold to make the NSR Royalty payments to Tara Gold.

5.2

Procedure

(a)

For the purpose of determining the amount of the NSR Royalty payments required to be made to Tara Gold pursuant to section 5.1(a), where applicable, all Allowable Deductions in a non-U.S. currency will be converted into U.S. currency on the basis of the noon rate of exchange quoted by the U.S. Federal Reserve on the last business day prior to the date of the payment of such Allowable Deductions by the Operator.

(b)

The NSR Royalty shall be calculated by Coeur promptly following the end of each calendar quarter and paid by certified cheque, bank draft or wire transfer in immediately available funds by Coeur to Tara Gold within 15 days following the final settlement of the last shipment in the calendar quarter with the smelter or refinery.  The final settlement is expected within 45 days of the last shipment in the calendar quarter.  Each such payment will be accompanied by a written statement (each a “Reconciliation Statement”) of Coeur detailing the calculation used to determine the amount of such payment in sufficient detail to enable Tara Gold to reconcile the payment.

(c)

Tara Gold may deliver to Coeur a written notice (an “Objection Notice”) describing and setting forth specific objections to the calculation of a particular NSR Royalty payment within 45 days following receipt by Tara Gold of the relevant Reconciliation Statement. If Tara Gold objects to all or part of a particular Reconciliation Statement, Tara Gold will, for a period of 45 days following receipt of the Objection Notice, have the right, upon reasonable notice and at reasonable times, to have Coeur’s accounts and records relating to the relevant calculation of the particular payment of the NSR Royalty audited by its auditors.  If such audit determines that there has been a deficiency or excess in the payment made to Tara Gold, such deficiency or excess will be resolved by adjusting the next quarterly payment due under this Agreement, with no interest charged on the amount of such excess or deficiency.  Tara Gold will pay all the costs and expenses of such audit unless a deficiency in the amount paid is determined, in which case they will be paid by Coeur.  All books and records used and kept by Coeur to calculate a particular NSR Royalty payment will be maintained in accordance with United States generally accepted accounting principles.

(d)

All calculations and computations relating to the NSR Royalty payments to be made to Coeur under the Agreement shall be carried out on a consistent basis in accordance with U.S. generally accepted accounting principles to the extent that such principles are not inconsistent with the provisions of the Agreement.  In the event of any inconsistency between such accounting principles and the provisions of the Agreement, the latter shall prevail.

5.3

Commingling

In the event that Product is produced from the Concessions, such activities may occur as part of a single operation with other mining properties owned by Coeur (or its affiliates) or in which Coeur (or its affiliates) have a direct or indirect interest, in which event the parties agree that (notwithstanding separate ownership thereof) ores, metals, minerals or mineral products mined therefrom may be mixed or commingled at the time of mining or at any time thereafter and the NSR Royalty shall be paid hereunder only with respect to the Product mined or derived from the Concessions as contemplated above; provided, however, that Coeur (or its affiliates) shall determine the weight or volume of, sample and analyse all such materials before the same are so mixed or commingled.  Any such determination of weight or volume, sampling and analysis shall be made in accordance with sound and generally accepted sampling and analytic procedures and practices to be agreed between the Parties. The weight or volume and the analysis so derived shall be used as the basis of allocation of payments in the event of a sale of materials so mixed or commingled.

5.4

Transfer of NSR Royalty

Subject to the right of first refusal set forth in Section 5.4, Tara Gold shall have the right to sell, assign, transfer, convey or otherwise dispose of all or any portion of the NSR Royalty at any time during the currency of the Agreement.

5.5

Right of Refusal

Coeur shall have, and Tara Gold hereby grants Coeur, a right of first refusal to acquire Tara Gold’s interest in and to the NSR Royalty.  In the event that Tara Gold receives a bona fide offer to purchase all or any part of Tara Gold’s interest in the NSR Royalty from, or wishes to enters into a bona fide agreement to sell the NSR Royalty to, any person at arm’s length to Tara Gold, which offer or agreement Tara Gold is willing to accept, Tara Gold shall give Coeur written notice thereof, including the terms and conditions of such offer or agreement to purchase, and Coeur shall have the right, within thirty (30) days from the date of delivery to Coeur of such notice, to exercise its right of first refusal in respect thereof and to acquire the NSR Royalty on the same terms and conditions as are set forth in the offer or agreement to purchase. For the avoidance of any doubt, the rights contained in this Section 5.5 do not apply to Tara Gold mortgaging, pledging, charging or granting a security interest in all or any part of its interest in and to the NSR Royalty or to any transfer between Tara Gold and an affiliate, subsidiary of, or other entity related to the Tara Parties.

ARTICLE 6
CLOSING

6.1

Conditions Precedent to the Grant of the Option

The parties acknowledge and agree that the grant of the Option is conditional upon the Parties shall have delivered their respective closing documents as required by section 4.1.

6.2

Tara Parties’ Closing Documents

At the Closing, the Tara Parties shall deliver the following to the Coeur Parties:

(a)

a certificate of status or equivalent for each of Tara Gold and Amermin;

(b)

certificates of a senior officer of each of Tara Gold and Amermin certifying:

(i)

that Party’s constating documents;

(ii)

the incumbency of any officer signing this Agreement or any document deliverable pursuant to or in connection with this Agreement;

(iii)

resolution of the board of directors, and, if applicable, the shareholders, of such Party approving this Agreement and the transactions contemplated hereby;

(c)

a receipt of Tara Gold for the payment made pursuant to Section 2.2(a)(i)(A)

(d)

Factura of Amermin in respect of the payment made pursuant to Section 2.2(a)(ii)(A); and

(e)

a joint certificate of the Tara Parties certifying that the representations, warranties, covenants and agreements contained in this Agreement true on and as of the Closing Time with the same effect as if made on and as of the Closing Time.

6.3

Coeur Parties’ Closing Documents

At the Closing, the Coeur Parties shall deliver the following to the Coeur Parties:

(a)

a certificate of status or equivalent for each of Coeur and Coeur Mexicana;

(b)

certificates of a senior officer of each of Coeur and Coeur Mexicana certifying:

(i)

that Party’s constating documents;

(ii)

the incumbency of any officer signing this Agreement or any document deliverable pursuant to or in connection with this Agreement;

(iii)

resolution of the board of directors, and, if applicable, the shareholders, of such Party approving this Agreement and the transactions contemplated hereby;

(c)

receipts of Coeur and Coeur Mexicana for the Optioned Assets; and

(d)

a joint certificate of the Coeur Parties certifying that the representations, warranties, covenants and agreements contained in this Agreement true on and as of the Closing Time with the same effect as if made on and as of the Closing Time.

6.4

Concurrent Delivery

It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any party to the others pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered, as the case may be.

ARTICLE 7
CONFIDENTIAL INFORMATION AND DATA

7.1

Confidentiality

Except as specifically otherwise provided for herein, the Parties will keep confidential all Data and information respecting the Concessions and will refrain from publicly disclosing it unless disclosure is required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, and only after notice to the non-disclosing Party as set forth in section 7.2; provided, however, that if in the opinion of counsel, a Party is subject to a legal requirement to immediately disclose, that Party shall have the final determination as to the timing and content of such disclosure.

The provisions of this Article 7 do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof.

7.2

Public Disclosure

(a)

Notwithstanding section 7.1, either Party may make a public statement in a press release concerning the engagement of this Agreement if the other Party has given express permission approving the form and content of such press release.  The Parties agree that the disclosing Party shall give the non-disclosing Party a reasonable amount of time to review any press release before permission is granted.

(b)

Where a request is made for permission under subsection 7.1 to disclose confidential information, a reply thereto will be made no later than five business days after receipt of such request, failing which the Party requesting will be entitled to disclose such information in the limited circumstances specified in such request as if such consent had been given.

7.3

Data

From the date hereof, during the Option Period and for so long as the NSR Royalty continues, Coeur shall gather Data, maintain separate and distinct records of such Data and prepare an annual technical report in respect of the Concessions as though the Concession were a single operation, a copy of such technical report to be delivered to Tara Gold within 15 days following the receipt of same by Coeur.

ARTICLE 8
TERM AND TERMINATION

8.1

Term

This Agreement shall continue in full force and effect until terminated by the Parties pursuant to Section 8.2.

8.2

Termination

This Agreement may be terminated by:

(a)

by mutual written agreement of the Parties;

(b)

on 5 Business Days’ notice by Tara Gold, if Coeur fails to make a payment pursuant to Section 2.2(a)(i)(B)-(D) or Sections 2.2(a)(ii)(B)-(D);

(c)

until such time as the Exercise Price is paid in full, on 15 Business Day’s notice by Tara Gold, if Coeur is in breach of Section 4.2(a)(i); or

(d)

provided that Production has not commenced on the Concessions, on 10 Business Days’ notice by Coeur prior to a payment date pursuant to Section 2.2(a)(i)(B)-(D) or 2.2(a)(ii)(B)-(D).

8.3

Effect of Termination

If the Agreement is terminated:

(a)

pursuant to Section 8.2(a), the Parties shall cease to have any further obligations to one another under the terms of this Agreement, unless otherwise determined by mutual written agreement of the Party at the time of termination; and

(b)

pursuant to Section 8.2(b) or 8.2(c), neither of the Coeur Parties shall have any right, title or interest in and to the Concessions. After the Coeur Parties have fulfilled their obligations under Section 4.2(b), the Parties shall cease to have any further obligations to one another under the terms of this Agreement; and

(c)

pursuant to Section 8.2(a) or 8.2(d), after the Parties have fulfilled their obligations under Section 4.2(b), the Coeur Parties shall cease to have any further obligations to one another under the terms of this Agreement.

ARTICLE 9
DISPUTE RESOLUTION

9.1

Arbitration

If any question, difference or dispute shall arise between the parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be determined by arbitration conducted in accordance with the provisions of the commercial arbitration rules (the “Rules”) of the American Arbitration Association.

9.2

Arbitration Procedure

The procedure for arbitration pursuant to Section 9.1 shall be as follows:

(a)

The Party or Parties sharing one side of the dispute (the “Disputing Party”) shall deliver a notice (a “Dispute Notice”) setting forth the nature of the dispute to the other Parties.

(b)

The party or parties sharing the other side of the dispute (the “Responding Party”) shall, within 14 days of receipt of the Dispute Notice, contact the Disputing Party to attempt to settle the dispute.

(c)

If, within 30 days, the Parties have not reached an agreement as to the dispute, the Disputing Party shall submit a demand for arbitration to the American Arbitration Association in accordance with the Rules.

(d)

The arbitration shall be conducted with three arbitrators to be named as follows:

(i)

Disputing Party shall name an arbitrator;

(ii)

the Responding Party shall name an arbitrator; and

(iii)

the two arbitrators so named shall, within 15 days of the naming of the latter of them, select a third arbitrator.

(e)

The decision of the majority of these arbitrators shall be made within 30 days after the selection of the latter of them.  The expense of the arbitration shall be borne equally by the Parties.  If the Parties on either side of the dispute fail to name their arbitrator within the time limited or proceed with the arbitration, the arbitrator named may decide the question.  The decision of the arbitrator or a majority of the arbitrators, as the case may be, shall be conclusive and binding upon all parties.  The place of arbitration shall be Dallas, Texas.

ARTICLE 10
GENERAL

10.1

Replacement of LOI

This Agreement supersedes and replaces the LOI.  For greater certainty, by entering into this Agreement, the Parties hereby terminate the LOI and the LOI shall be of no force and effect after the date hereof.

10.2

Costs

Except as otherwise provided herein, each of the Parties shall pay their own costs incurred in connection with the negotiation, preparation and implementation of this Agreement and the transactions contemplated herein, including, without limitation, ISR.

10.3

Notice

Any notice, report, payment or other correspondence required or permitted in accordance with this Agreement will be in writing and sent by courier or facsimile and addressed as follows:

(a)

If to Tara Gold, to:

2162 Acorn Court

Wheaton, IL  60187

Fax:  (630) 456-4135

E-mail:  taragoldresources@comcast.net

Attention:  Francis R. Biscan Jr

.

With a copy to Amermin:

Calle California 5101, Local 206

Edificio Ejecutivo Vértice

Col. Haciendas de Santa Fe, C. P. 31214

Ciudad de Chihuahua, Estado de Chihuahua

Fax:  52 (614) 200-8483

E-mail:  rtrevizo_jr@yahoo.com

Attention:  Ramiro Trevizo González

(b)

If to Coeur, to:

505 Front Avenue, PO Box I

Coeur d' Alene, ID 83814

Fax: (208) 667-2213

E-mail:  dbirak@coeur.com

Attention: Donald Birak

With a copy to Coeur Mexicana:

Av. Perif. De la Juventud # 6112

Local 3, Plaza Carrizales

Chihuahua, Chihuahua

México

Fax:   (52) 614-414-4421

Attention: General Manager

or to such other address as any of the parties may designate by notice given to the others.

With respect to notices deliverable under Mexican law, when required, the Parties agree to formally notify the counterparty by means of notary public or mercantile broker.

10.4

Time of the Essence

Time is of the essence in the performance of each obligation under this Agreement.

10.5

No Partnership

Nothing in this Agreement will constitute the Parties a partner of the other.

10.6

Further Assurances

Each Party shall do such acts and will execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement and the Closing Documents.

10.7

Remedies Cumulative

The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law.  Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

10.8

Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes the LOI and all prior agreements, negotiations, discussions and understandings, undertakings, statements, arrangements, promises, representations and agreements, whether written or oral, between the Parties.  There are no representations, warranties, conditions, undertakings, commitments, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any Party to enter into this Agreement or on which reliance is placed by any Party, except as specifically set forth in this Agreement or in the Closing Documents.

10.9

Amendment

This Agreement may be amended, modified or supplemented only by a written agreement signed by each Party.

10.10

Successors and Assigns

This Agreement shall endure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns.

10.11

Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement will be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement will operate as a waiver of such right.  No single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right.

10.12

Counterparts

This Agreement may be executed in any number of counterparts.  Each executed counterpart will be deemed to be an original.  All executed counterparts taken together will constitute one agreement.

10.13

Electronic Execution

To evidence the fact that a Party has executed this Agreement, such Party may send a copy of its executed counterpart to the other Party by Electronic Transmission and if sent by email, in Portable Document File (PDF) format.  That Party will be deemed to have executed this Agreement on the date it sent such Electronic Transmission.  In such event, such sending Party will forthwith deliver to the other Party the originally executed counterpart of this Agreement to the other Party.

10.14

Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

TO WITNESS THEIR AGREEMENT, the Parties have duly executed this Agreement as of the date first written above.

TARA GOLD RESOURCES CORP.
Per:	/s/ Francis R Biscan Jr
Name:	Francis R. Biscan Jr.
Title:	President and CEO

CORPORACIÓN AMERMÍN S.A. DE C.V.
Per:	/s/ Ramiro Trevizo Gonzalez, Jr.
Name:	Ramiro Trevizo González, Jr.
Title:	Legal Representative

COEUR D’ALENE MINES CORPORATION
Per:	/s/ Dennis E. Wheeler
Name:	Dennis E. Wheeler
Title:	Chief Executive Officer

COEUR MEXICANA S.A. DE C.V.
Per:	/s/ Dennis E. Wheeler
Name:	Dennis E. Wheeler
Title:	Chief Executive Officer and President

A-1

Schedule “A”

Concessions

100% of the rights arising from the mining concessions on the following mining estates, all of them located at Guazapares Municipality, Chihuahua:

Name	Title Number	Area (hectares)
Sulema 2	191332	15.8280
La Curra	222319	37.6593
El Rosario	185236	10.9568
La Currita	223292	13.6805

B-1